Exhibit 10.7
FOUR-YEAR COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT
Dated as of October 25, 2011
among
ITT CORPORATION
THE LENDERS NAMED HEREIN,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
CITIBANK, N.A.,
as Syndication Agent

BARCLAYS BANK PLC
SOCIÉTÉ GÉNÉRALE
THE ROYAL BANK OF SCOTLAND PLC
U.S. BANK NATIONAL ASSOCIATION
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and
WELLS FARGO BANK N.A.,
as Documentation Agents
J.P. MORGAN SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.,
U.S. BANK NATIONAL ASSOCIATION and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Lead Arrangers and Joint Bookrunners

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EXHIBITS

Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject Letter
Exhibit A-5	Form of Revolving Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Opinion of Dewey & LeBoeuf, Counsel for ITT Corporation
Exhibit C-2	Form of Opinion of Burt Fealing, General Counsel and Secretary of ITT Corporation
Exhibit D-1	Form of Borrowing Subsidiary Agreement
Exhibit D-2	Form of Borrowing Subsidiary Termination
Exhibit E	Form of Issuing Bank Agreement
Exhibit F	Form of Note
Exhibit G	Form of US Tax Certificate
Exhibit H	Form of Guarantee Agreement

SCHEDULES

Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Existing Restrictive Agreements

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     FOUR-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (as it may be amended, supplemented or otherwise modified, the “Agreement”) dated as of October 25, 2011, among ITT CORPORATION, an Indiana corporation (the “Company”); each Borrowing Subsidiary party hereto; the lenders listed in Schedule 2.01 (together with their successors and permitted assigns, the “Lenders”); and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
          The Lenders have been requested to extend credit to the Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) to enable the Borrowers (a) to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of $500,000,000 at any time outstanding and (b) to request the issuance of Letters of Credit for the accounts of the Borrowers in a face amount not in excess of $100,000,000 at any time outstanding. The Lenders have also been requested to provide procedures pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers. The proceeds of such borrowings are to be used for working capital and other general corporate purposes (including, without limitation, commercial paper backup) and to repay any amounts outstanding under the Existing Credit Agreement. The Letters of Credit shall support payment obligations incurred in the ordinary course of business by the Borrowers. The Lenders are willing to extend credit on the terms and subject to the conditions herein set forth.
          Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” shall mean a Revolving Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Accession Agreement” shall have the meaning assigned to such term in Section 2.12(e).
          “Administrative Fees” shall have the meaning assigned to such term in Section 2.07(b).

          “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing (including any notional Eurocurrency Borrowing of one month referred to in the definition of the term “Alternate Base Rate”) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.
          “Aggregate Credit Exposure” shall mean the aggregate amount of all the Lenders’ Credit Exposures.
          “Agreement Currency” shall have the meaning assigned to such term in Section 9.16(b).
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate (which, for the avoidance of doubt, shall not include the Applicable Percentage with respect to Eurocurrency Loans) on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate, respectively.
          “Applicable Percentage” shall mean on any date, with respect to Eurocurrency Loans, ABR Loans, the Facility Fee or the L/C Participation Fee, as the

case may be, the applicable percentage set forth below under the caption “Eurocurrency Spread,” “Alternate Base Rate Spread”, “Facility Fee Percentage” or “L/C Participation Fee Percentage,” as the case may be, based upon the Ratings in effect on such date:

	Eurocurrency	Alternate Base	Facility Fee	L/C Participation
	Spread	Rate Spread	Percentage	Fee Percentage
Category 1
Baa1 or higher by Moody’s; BBB+ or higher by S&P; BBB+ or higher by Fitch	1.000%	0.000%	0.1250%	1.000%

Category 2
Baa2 by Moody’s; BBB by S&P; BBB by Fitch	1.100%	0.100%	0.150%	1.100%

Category 3
Baa3 by Moody’s; BBB- by S&P; BBB- by Fitch	1.300%	0.300%	0.200%	1.300%

Category 4
Ba1 by Moody’s; BB+ by S&P; BB+ by Fitch	1.475%	0.475%	0.275%	1.475%

Category 5
Lower than Ba1 by Moody’s; Lower than BB+ by S&P; Lower than BB+ by Fitch	1.875%	0.875%	0.375%	1.875%
For purposes of the foregoing: (a) if any Rating Agency shall merge with or into or be acquired by another Rating Agency, or shall cease to be in the business of rating corporate debt obligations, or shall otherwise cease to have a Rating in effect notwithstanding the Company’s use of commercially reasonable efforts to cause such a Rating to be maintained in effect, then the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to the Rating or Ratings remaining available or deemed to be available as provided below; (b) if any Rating Agency shall not have a Rating in effect for a reason other than one of the reasons set forth in the preceding clause (a), such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Category 5; (c) if the Ratings available or deemed to be available shall fall in different Categories, then (i) if Ratings are available or deemed to be available from all three Rating Agencies, the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to the highest Category achieved or exceeded by at least two of the three Ratings, (ii) if Ratings are available or deemed to be available from only two Rating Agencies, the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to the higher of the two Ratings or, if the Ratings differ by more than one Category, the Category one level below that corresponding to the higher of the two Ratings and (iii) if a Rating is available or deemed to be available from only one Rating Agency, the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to that Rating; and (d) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Rating Agency), such change shall be effective as of the date on which it is first announced by the Rating Agency making such change. Each change in the Applicable Percentage shall apply to all outstanding Eurocurrency Loans and ABR Loans and to L/C Participation Fees and Facility Fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the Rating most recently in effect from such Rating Agency prior to such change.
          “Applicable Share” of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender’s Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Share” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments shall be terminated pursuant to Article VII, the Applicable Shares of the Lenders shall be based upon the Commitments in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee in the form of Exhibit B.
          “Bankruptcy Event” shall mean, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith judgment of the Administrative Agent has consented to, approved of, or acquiesced in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest or the acquisition of any ownership interest in, or the exercise of control over, such Person by a Governmental Authority or instrumentality thereof or (b) in the case of a solvent Lender organized under the laws of The Netherlands, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof, under or based on the law of the country where such Lender is subject to home jurisdiction supervision, if applicable law requires that such appointment not be publicly disclosed, provided, further, in each such case, that such ownership interest or such action, as applicable, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” shall mean the Board of Directors of a Borrower or any duly authorized committee thereof.
          “Borrower” shall mean the Company or any Borrowing Subsidiary.
          “Borrowing” shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.
          “Borrowing Date” shall mean any date on which a Borrowing is made or a Letter of Credit issued hereunder.
          “Borrowing Subsidiary” shall mean any Subsidiary which shall have become a Borrowing Subsidiary as provided in Section 9.15, other than any Subsidiary that shall have ceased to be a Borrowing Subsidiary as provided in Section 9.15.
          “Borrowing Subsidiary Agreement” shall mean an agreement in the form of Exhibit D-1 hereto duly executed by the Company and a Subsidiary.
          “Borrowing Subsidiary Termination” shall mean an agreement in the form of Exhibit D-2 hereto duly executed by the Company and a Borrowing Subsidiary.
          “Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and, when used in connection with determining any date on which any amount is to be paid or made available in a Non-US Currency, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Non-US Currency or Frankfurt, Germany if such Non-US Currency is the Euro.
          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.
          “CFC” shall mean (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.
          A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership of more than 30% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.
          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any change in applicable law or regulation or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law); provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
          “Closing Date” shall mean the date on which executed counterparts of this Agreement shall have been delivered by the parties hereto. In the event such executed counterparts shall be held under any escrow arrangement pending the effectiveness of this Agreement, the Closing Date shall be the date on which this Agreement, fully executed by the parties hereto, shall be delivered by the escrow or similar agent to the Company and the Administrative Agent.
          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and the Treasury regulations promulgated thereunder.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule 2.01 under the heading “Commitment” or in an Assignment and Assumption delivered by such Lender under Section 9.04, as such Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.12 or pursuant to one or more assignments under Section 9.04. The Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.

          “Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.
          “Competitive Bid Accept/Reject Letter” shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.
          “Competitive Bid Rate” shall mean, as to any Competitive Bid, (i) in the case of a Eurocurrency Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.
          “Competitive Bid Request” shall mean a request made pursuant to Section 2.03(a) in the form of Exhibit A-1.
          “Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.03.
          “Competitive Loan” shall mean a Loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan and will be denominated in either Dollars or a Non-US Currency.
          “Competitive Loan Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all outstanding Competitive Loans denominated in Dollars made by such Lender and (b) the sum of the Dollar Equivalents of the principal amounts of all outstanding Competitive Loans denominated in Non-US Currencies made by such Lender, determined on the basis of the applicable Exchange Rates in effect on the respective dates of the Competitive Bid Requests pursuant to which such Competitive Loans were made.
          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated July 2011 related to the credit facilities established by this Agreement, the Exelis Credit Agreement and the Xylem Credit Agreement.
          “Consenting Lender” shall have the meaning assigned to such term in Section 2.12(d).
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation for such period and amortization of intangible and capitalized assets for such period, (iv) any losses during such period attributable to the disposition of assets other than in the ordinary course of business, (v) any other extraordinary non-cash charges for such period, (vi) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary, (vii) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, in each case other than in connection with the Spin-Offs or the Transactions, (viii) any unrealized non-cash losses for such period attributable to accounting in respect of Hedging Agreements, (ix) the cumulative effect of changes in accounting principles and (x) fees, expenses, tax liabilities and losses attributable to early extinguishment of Indebtedness for such period, in each case relating to the Transactions or to the Spin-Offs, in an aggregate after-tax amount for all periods not to exceed $700,000,000, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any gains during such period attributable to the disposition of assets other than in the ordinary course of business, (ii) any other extraordinary non-cash gains for such period, (iii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, (iv) any unrealized non-cash gains for such period attributable to accounting in respect of Hedging Agreements, (v) the cumulative effect of changes in accounting principles and (vi) any cash payments made during such period with respect to noncash items added back (or that would have been added back had this Agreement been in effect) in computing Consolidated EBITDA for any prior period. For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Company or any Subsidiary shall have consummated (a) the Spin-Offs or (b) a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(b).
          “Consolidated Interest Expense” shall mean, for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense for any period during which the Company or any Subsidiary shall have consummated (a) the Spin-Offs or (b) a Material Acquisition or a Material Disposition shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(b).
          “Consolidated Net Income” shall mean, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Tangible Assets” shall mean at any time the total of all assets appearing on the most recent consolidated balance sheet of the Company and its Subsidiaries delivered under Section 5.03(a) or (b) (or, prior to the delivery of any such balance sheet, the most recent pro forma balance sheet referred to in Section 3.05(c)), less the sum of the following items as shown on such consolidated balance sheet:
     (i) the book amount of all segregated intangible assets, including such items as good will, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;
     (ii) all depreciation, valuation and other reserves;
     (iii) current liabilities;

     (iv) any minority interest in the shares of stock (other than Preferred Stock) and surplus of Subsidiaries; and
     (v) deferred income and deferred liabilities.
          “Consolidated Total Indebtedness” shall mean, as of any date, the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP; provided that, for purposes of this definition, the term “Indebtedness” shall not include contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.
          “Credit Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.
          “Credit Party” shall mean the Administrative Agent, the Issuing Bank or any Lender.
          “Declining Lender” shall have the meaning assigned to such term in Section 2.12(d).
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii), such payment is the subject of a good faith dispute, (b) has notified the Company, any other Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event.
          “Designated Hedging Obligations” shall mean all obligations of the Company or any Subsidiary under each Hedging Agreement that (a) is in effect on the Effective Date with a counterparty that is a Lender (or an Affiliate thereof) as of the Effective Date or (b) is entered into after the Effective Date with any counterparty that is a Lender (or an Affiliate thereof) at the time such Hedging Agreement is entered into, and, in either case, the obligations under which have been designated as “Designated Hedging Obligations” in a written notice delivered by the Company to the Administrative Agent.
          “Distribution Agreement” shall mean the Distribution Agreement dated as of October 25, 2011, among the Company, Exelis Inc. and Xylem Inc., pursuant to which the Company shall effect the Spin-Offs.
          “Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in any Non-US Currency, the equivalent in Dollars of such amount, determined using the Exchange Rate with respect to such Non-US Currency on such date.
          “Dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, other than any Subsidiary that is a CFC.
          “Effective Date” shall mean the first date on which the conditions set forth in Section 4.02 are satisfied.
          “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company or any Affiliate of the Company.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan other than events for which the 30 days’ notice period has been waived; (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (g) the occurrence of a “prohibited transaction” with respect to which the Company or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Company or any such Subsidiary could otherwise be liable.
          “Euro” shall mean the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.
          “Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Competitive Borrowing” shall mean a Competitive Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Eurocurrency Loan” shall mean any Eurocurrency Competitive Loan or Eurocurrency Revolving Loan.
          “Eurocurrency Revolving Borrowing” shall mean a Revolving Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Exchange Rate” shall mean, with respect to any Non-US Currency on a particular date, the rate at which such Non-US Currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page. In the event that such rate does not appear on any Reuters currency page, the Exchange Rate with respect to such Non-US Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market at or about 10:00 a.m., London time, on such date for the purchase of Dollars with such Non-US Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” shall mean, with respect to any Credit Party (including any assignee of or successor to a Credit Party and any Participant) and any other recipient of any payment to be made by or on account of any obligation of a Borrower under this Agreement or any Loan Documents: (a) income or franchise Taxes imposed on (or measured by) net income or gain (however denominated) by the United States of America, or by the jurisdiction under the laws of which such Credit Party (including any assignee of or successor to such Credit Party and any Participant or other recipient) is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Company is located, (c) any backup withholding Tax imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Company is located, (d) in the case of a Non-US Lender (other than an assignee pursuant to a request by a Borrower under Section 2.21(b)), any US Federal withholding Taxes resulting from any law in effect on the date such Non-US Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-US Lender’s failure to comply with Section 2.20(f) (including as a result of any inaccurate or incomplete documentation), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Taxes pursuant to Section 2.20(a), and (e) any Taxes imposed with respect to the requirements of FATCA.
          “Exelis Credit Agreement” shall mean the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011, among Exelis Inc., certain lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.
          “Exelis Form 10” shall mean the Form 10 Registration Statement filed by Exelis Inc. with the Securities and Exchange Commission on July 11, 2011.
          “Existing Credit Agreement” shall mean the Three-Year Competitive Advance and Revolving Credit Facility Agreement dated as of August 9, 2010, among the Company, certain lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.

          “Existing Letter of Credit” means each letter of credit previously issued for the account of any Borrower under the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01.
          “Existing Maturity Date” shall have the meaning assigned to such term in Section 2.12(d).
          “Facility Fee” shall have the meaning assigned to such term in Section 2.07(a).
          “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any regulations that are issued thereunder) and any official governmental interpretations thereof.
          “Fees” shall mean the Facility Fee, the Administrative Fees, the L/C Participation Fees, the Ticking Fees and the Issuing Bank Fees.
          “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, controller, assistant controller, treasurer, associate or assistant treasurer or director of treasury services of such Person.
          “Fitch” shall mean Fitch Ratings, a wholly owned subsidiary of Fimilac, S.A, or any of its successors.
          “Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.
          “Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “ Form 10s” shall mean the Exelis Form 10 and the Xylem Form 10.
          “GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

          “Guarantee Agreement” shall mean the guarantee agreement, substantially in the form of Exhibit H, to be entered into by the Administrative Agent, the Company and the other Guarantors.
          “Guarantee Requirement” shall mean, at any time on or after the Effective Date, the requirement that the Administrative Agent shall have received from the Company and each Significant Domestic Subsidiary (A) a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of the Company or such Subsidiary or (B) in the case of any Person that becomes a Significant Domestic Subsidiary after the Effective Date, a supplement to the Guarantee Agreement in the form specified therein duly executed and delivered on behalf of such Subsidiary, together with documents and opinions with respect to such Subsidiary comparable to those referred to in paragraphs (a) and (b) of Section 4.02 and reasonably satisfactory to the Administrative Agent, and, in each case, the Guarantee Agreement shall be in full force and effect and enforceable against the Company or such Subsidiary, as the case may be.
          “Guarantor” shall mean the Company (except with respect to obligations of the Company) and each Significant Domestic Subsidiary.
          “Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The “amount” or “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Increasing Lender” shall have the meaning assigned to such term in Section 2.12(e).
          “Indebtedness” of any Person shall mean all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any capitalized lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term Indebtedness shall not include obligations under Hedging Agreements.
          “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by a Borrower under this Agreement and (b) Other Taxes.

          “Interest Coverage Ratio” shall mean the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, each as calculated for any period of the four prior consecutive fiscal quarters.
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan or Fixed Rate Loan, the last day of each Interest Period applicable thereto, and with respect to a Eurocurrency Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and (c) with respect to any Loan, the Maturity Date or the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type.
          “Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect and (b) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “IRS” shall mean the United States Internal Revenue Service.
          “Issuing Bank” shall mean (a) JPMorgan Chase Bank, N.A., (b) Citibank N.A. , and (c) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).
          “Issuing Bank Agreement” shall mean an agreement in substantially the form of Exhibit E.
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.07(c).

          “Judgment Currency” shall have the meaning assigned to such term in Section 9.16(b).
          “L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
          “L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Applicable Share of the aggregate L/C Exposure at such time.
          “L/C Participation Fee” shall have the meaning assigned to such term in Section 2.07(c).
          “Lead Arrangers” shall mean J.P. Morgan Securities LLC and Citigroup Global Markets Inc.
          “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 and any Existing Letter of Credit.
          “Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
          “Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Total Indebtedness at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters.
          “LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of, or in such property or asset.

          “Loan” shall mean a Competitive Loan or a Revolving Loan, whether made as a Eurocurrency Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.
          “Loan Documents” shall mean this Agreement, the Guarantee Agreement, the Letters of Credit, the Borrowing Subsidiary Agreements, any Issuing Bank Agreements, and promissory notes, if any, issued pursuant to Section 9.04(i).
          “Loan Parties” shall mean the Company and each Significant Domestic Subsidiary.
          “Margin” shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
          “Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Margin Stock” shall have the meaning given such term under Regulation U of the Board.
          “Material Acquisition” shall mean any acquisition of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
          “Material Adverse Effect” shall mean an event or condition that has resulted in a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform any of its material obligations under any Loan Document or (c) the enforceability of the Lenders’ rights under any Loan Document.
          “Material Disposition” shall mean any sale, transfer or other disposition of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans, Letters of Credit and guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements or Securitization Transactions, of any one or more of the Company and the Subsidiaries in an aggregate principal amount of $50,000,000 or more.
          “Maturity Date” shall mean the fourth anniversary of the Closing Date, as such date may be extended pursuant to Section 2.12(d).
          “MNPI” shall mean material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-US Currency” shall mean any currency other than Dollars that is freely transferable and convertible into Dollars in the London market and as to which an Exchange Rate and LIBO Rates may be determined.
          “Non-US Currency Loan” shall mean any Competitive Loan denominated in a currency other than Dollars.
          “Non-US Lender” shall mean a Lender that is not a US Person.
          “Notice of Competitive Bid Request” shall mean a notification made pursuant to Section 2.03(a) in the form of Exhibit A-2.
          “Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Company or any Subsidiary under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all Designated Hedging

Obligations and (c) the due and punctual payment and performance of all other obligations of each Loan Party under or pursuant to this Agreement and each of the other Loan Documents.
          “Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes (other than Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under this Agreement or any other Loan Document.
          “Participant” shall have the meaning assigned to such term in Section 9.04(f).
          “Participant Register” has the meaning assigned to such term in Section 9.04(f).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
     (c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in the preceding clause (i);
     (d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (but excluding obligations constituting Indebtedness) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations described in clause (i) above;
     (e) pledges or Liens necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or a Subsidiary or required in connection with the institution by the Company or a Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or a Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or a Subsidiary to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;
     (f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Article VII;
     (g) any Lien on property in favor of the United States of America, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;
     (h) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
     (i) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with depository institutions or securities intermediaries; provided that such deposit accounts, securities accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking or other regulations;
     (j) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business
     (k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement;
     (l) any Lien affecting property of the Company or any Subsidiary securing Indebtedness of the United States of America or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Company to meet environmental criteria with respect to manufacturing or processing operations of the Company or any Subsidiary and the proceeds of which Indebtedness have financed the cost of acquisition of such program, and renewals or extensions of any such Lien that do not extend to additional assets or increase the amount of the obligations secured thereby; and
     (m) contractual rights of set-off not established to secure the payment of Indebtedness.
          “Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Company or any ERISA Affiliate.
          “Preferred Stock” shall mean any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.
          “Priority Indebtedness” shall mean, without duplication, (a) all Indebtedness or obligations in respect of one or more Hedging Agreements of any Subsidiary (other than any Guarantor) and (b) (i) all Indebtedness of the Company or any Subsidiary, and all obligations in respect of one or more Hedging Agreements, secured by any Lien on any asset of the Company or any Subsidiary, (ii) all obligations of the Company or any Subsidiary under conditional sale or other title retention agreements relating to property acquired by the Company or such Subsidiary (excluding trade accounts payable incurred in the ordinary course of business), (iii) all Capital Lease Obligations of the Company or any Subsidiary, (iv) all Securitization Transactions of the Company or any Subsidiary and (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any Subsidiary, whether or not the Indebtedness secured thereby has been assumed by the Company or such Subsidiary.
          “Rating Agencies” shall mean Moody’s, S&P and Fitch.
          “Ratings” shall mean the ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Company.
          “Register” shall have the meaning given such term in Section 9.04(d).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a

Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
          “Required Lenders” shall mean, at any time, Lenders having Commitments representing more than 50% of the Total Commitment or, for purposes of acceleration pursuant to Article VII, Lenders holding Credit Exposures representing more than 50% of the Aggregate Credit Exposure.
          “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
          “Revolving Borrowing” shall mean a Borrowing consisting of simultaneous Revolving Loans from each of the Lenders.
          “Revolving Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.
          “Revolving Loans” shall mean the revolving loans made pursuant to Section 2.01 and 2.04. Each Revolving Loan shall be in Dollars and shall be a Eurocurrency Revolving Loan or an ABR Loan.
          “S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any of its successors.
          “SEC” shall mean the Securities and Exchange Commission.
          “Securitization Transaction” shall mean any transfer by the Company or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivable or interests therein that have been written off as uncollectible.
          “Significant Domestic Subsidiary” shall mean, at any time, each Domestic Subsidiary other than Domestic Subsidiaries that in the aggregate do not account for more than 10% of the combined revenues (excluding revenues consisting of payments from the Company or any Subsidiary) of the Company and its Domestic Subsidiaries.
          “Significant Subsidiary” shall mean, at any time, each Borrower and each subsidiary accounting for more than 5% of the consolidated revenues of the Company for the most recent period of four consecutive fiscal quarters of the Company for which pro forma or historical financial statements of the Company have been delivered prior to the date hereof (as described in Section 3.05(b)) or pursuant to Section 5.03(a) or 5.03(b) or more than 5% of the consolidated total assets of the Company at the end of such period; provided that if at the end of or for any such period of four consecutive fiscal quarters all Subsidiaries that are not Significant Subsidiaries shall account for more than 10% of the consolidated revenues of the Company or more than 10% of the consolidated total assets of the Company, the Company shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess (or if the Company shall have failed to designate such Subsidiaries within 10 Business Days, Subsidiaries shall automatically be deemed designated as Significant Subsidiaries in descending order based on the amounts of their contributions to consolidated total assets until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall for all purposes of this Agreement constitute Significant Subsidiaries.
          “Spin-Offs” shall mean (a) the spin off by the Company of its C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) electronics and systems, and informational and technical services, businesses through the transfer of such businesses to Exelis Inc. and the distribution of all of the shares of common stock of Exelis Inc. to the shareholders of the Company, as described in the Exelis Form 10 and (b) the spin off by the Company of its water infrastructure and applied water businesses, in each case through the transfer of such businesses to Xylem Inc. and the distribution of all of the shares of common stock of Xylem Inc. to the shareholders of the Company, as described in the Xylem Form 10.
          “Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” shall mean a subsidiary of the Company.
          “Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Ticking Fee” shall have the meaning assigned to such term in Section 2.07(d).
          “Total Commitment” shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time.
          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate, the Alternate Base Rate, the Competitive Bid Rate and the Fixed Rate.
          “USA PATRIOT Act” shall have the meaning assigned to such term in Section 3.13.
          “US Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          “US Tax Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(D)(2).
          “Voting Shares” shall mean, as to a particular corporation or other Person, outstanding shares of stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or Equity Interests entitled so to vote or participate only upon the happening of some contingency.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Withholding Agent” shall mean a Borrower and the Administrative Agent.
          “Xylem Credit Agreement” shall mean the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011, among Xylem Inc., certain lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.
          “Xylem Form 10” shall mean the Form 10 Registration Statement filed by Xylem Inc. with the Securities and Exchange Commission on July 11, 2011.

          SECTION 1.02. Terms Generally. The definitions of terms used herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
          SECTION 1.03. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.03(a) or 5.03(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements referred to in Section 3.05(b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, (i) in accordance with Article 11 of Regulation S-X under the Securities Act, if such Material Acquisition or Material Disposition would be required to be given pro forma effect in accordance with Regulation S-X for purposes of preparing the Company’s annual and quarterly reports to the SEC, and (ii) in any event, on a reasonable basis consistent with accepted financial practice. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
ARTICLE II
THE CREDITS
          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans in Dollars to the Borrowers, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an amount that will not result in (a) the sum of the Revolving Credit Exposure and the L/C Exposure of such Lender exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Total Commitment then in effect. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder, on and after the Effective Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.
          SECTION 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount permitted under Section 2.03, and (ii) in the case of Revolving Loans, in an aggregate principal amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or an aggregate principal amount equal to the remaining balance of the Commitments).
          (b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Revolving Borrowing shall be comprised entirely of Eurocurrency Revolving Loans or ABR Loans, as the applicable Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Loan by causing any domestic or foreign branch, agency or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such branch, agency or Affiliate shall, to the extent of any such loans made by it, have all the rights of such Lender hereunder. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.
          (c) Subject to Section 2.06 and, in the case of any Borrowing denominated in a Non-US Currency, to any alternative procedures that the applicable Borrower, the applicable Lenders and the Administrative Agent may agree upon, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Company to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, forthwith return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Revolving Loans shall be made by the Lenders pro rata in accordance with their Applicable Shares. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight funds. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (d) If any Issuing Bank shall not have received from a Borrower the payment required to be made by Section 2.05(e) within the time period set forth in Section 2.05(e), such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Applicable Share thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Applicable Share of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and shall bear interest as provided herein), and the Administrative Agent will promptly pay to the Issuing Bank any amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.05(e) prior to the time that any Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Applicable Share of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Loans pursuant to Section 2.09, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
          SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, a Borrower shall hand deliver or fax to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Loan, not later than 10:00 a.m., New York City time, (A) four Business Days before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in Dollars and (B) five Business Days before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in a Non-US Currency and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, (A) one Business Day before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in Dollars and (B) two Business Days before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in a Non-US Currency. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by fax. Each Competitive Bid Request shall refer to this Agreement and specify (A) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) the currency of the requested Borrowing (which shall be Dollars or a Non-US Currency), (D) the aggregate principal amount of the requested Borrowing (which shall be an integral multiple of 1,000,000 units of the applicable currency with a Dollar Equivalent on the date of the applicable Competitive Bid Request of at least $10,000,000), and (E) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall fax to the Lenders a Notice of Competitive Bid Request inviting the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.
          (b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids to the applicable Borrower responsive to such Borrower’s

Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by fax, in the form of Exhibit A-3 hereto, (i) in the case of a Eurocurrency Competitive Loan, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be an integral multiple of 1,000,000 units of the applicable currency and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by fax (I) in the case of Eurocurrency Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.
          (c) The Administrative Agent shall as promptly as practicable notify the applicable Borrower, by fax, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the applicable Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.
          (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The applicable Borrower shall notify the Administrative Agent by telephone, confirmed by fax in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above not more than one hour after it shall have been notified of such bids by the Administrative Agent pursuant to such paragraph (c); provided, however, that (i) the failure of the applicable Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the applicable Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the applicable Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the applicable Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then the applicable Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in an amount that is an integral multiple of 1,000,000 units of the applicable currency, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) above, the amounts shall be rounded to integral multiples of 1,000,000 units of the applicable currency in a manner which shall be in the discretion of the applicable Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.
          (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by fax, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.
          (f) No Competitive Borrowing shall be requested or made hereunder if after giving effect thereto (i) the Aggregate Credit Exposure would exceed the Total Commitment or (ii) in the event the Maturity Date shall have been extended as provided in Section 2.12(d), the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the Competitive Loan Exposures attributable to Competitive Loans maturing after such Existing Maturity Date would exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.
          (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.
          SECTION 2.04. Revolving Borrowing Procedure. In order to request a Revolving Borrowing, a Borrower shall hand deliver or fax to the Administrative Agent a duly completed Revolving Borrowing Request in the form of Exhibit A-5 (i) in the case of a Eurocurrency Revolving Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and (ii) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Revolving Borrowing Request. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Eurocurrency Revolving Borrowing or an ABR Borrowing; (B) the date of such Revolving Borrowing (which shall be a Business Day) and the amount thereof; and (C) if such Borrowing is to be a Eurocurrency Revolving Borrowing, the Interest Period with respect thereto. If no election as to the Type of Revolving Borrowing is specified in any such notice, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Revolving Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Agreement to the contrary, no Revolving Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date in effect for any Lender. The Administrative Agent shall promptly advise each of the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of the requested Borrowing.
          SECTION 2.05. Letters of Credit. (a) General. The Borrowers may request the issuance of Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, appropriately completed, for the accounts of the Borrowers, at any time and from time to time while the Commitments remain in effect. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit issued hereunder for the account of the applicable Borrower. All Letters of Credit shall be denominated in Dollars. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of, but not later than 10:00 a.m., New York City time, five Business Days before, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Borrowers, each Lender and the applicable Issuing Bank of the amount of the Aggregate Credit Exposure after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to the Administrative Agent by the Borrowers) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that, (i) after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $100,000,000 and (B) the Aggregate Credit Exposure shall not exceed the Total Commitment, (ii) in the case of a Letter of Credit that will expire later than the first anniversary of such issuance, amendment, renewal or extension, the applicable Borrower, the applicable Issuing Bank and the Required Lenders shall have reached agreement on the fees to be applicable thereto as contemplated by the last sentence of Section 2.07(c) and (iii) in the event the Maturity Date shall have been extended as provided in Section 2.12(d), the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date (as defined in Section 2.12(d)) and the Competitive Loan Exposures attributable to

Competitive Loans maturing after such Existing Maturity Date shall not exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.
          (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period as may be agreed to between the applicable Borrower and the Issuing Bank and (y) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Share from time to time of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Share from time to time of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) by the time provided in Section 2.02(d). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent such L/C Disbursement not later than (i) if such Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on any Business Day, 2:00 p.m., New York City time, on such Business Day or (ii) otherwise, 12:00 noon, New York City time, on the Business Day next following the day on which the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made.
          (f) Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of any Issuing Bank, the Administrative Agent or any Lender. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of an Issuing Bank.

          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
          (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment or the date on which interest shall commence to accrue on Loans made to reimburse such L/C Disbursements provided in Section 2.02(d).
          (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Lenders and the Company, and may be removed at any time by the Company by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.07(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Company and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
          (j) Additional Issuing Banks. The Company may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall, upon entering into an Issuing Bank

Agreement with the Company, be deemed to be an “Issuing Bank” (in addition to being a Lender) hereunder.
          (k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date and amount of such L/C Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
          SECTION 2.06. Conversion and Continuation of Revolving Loans. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of the conversion, to convert all or any part of any Eurocurrency Revolving Loan into an ABR Loan, and (ii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Loan into a Eurocurrency Revolving Loan or to continue any Eurocurrency Revolving Loan as a Eurocurrency Revolving Loan for an additional Interest Period, subject in each case to the following:
          (a) if less than all the outstanding principal amount of any Revolving Borrowing shall be converted or continued, the aggregate principal amount of the Revolving Borrowing converted or continued shall be an integral multiple of $5,000,000 and not less than $10,000,000;
          (b) accrued interest on a Revolving Borrowing (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
          (c) if any Eurocurrency Revolving Loan is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
          (d) any portion of a Revolving Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Revolving Loan;
          (e) any portion of a Eurocurrency Revolving Loan which cannot be continued as a Eurocurrency Revolving Loan by reason of clause (d) above shall be automatically converted at the end of the Interest Period in effect for such Eurocurrency Revolving Loan into an ABR Borrowing;
          (f) no Interest Period may be selected for any Eurocurrency Revolving Borrowing that would end later than the Maturity Date in effect for any Lender; and
          (g) at any time when there shall have occurred and be continuing any Default or Event of Default, if the Administrative Agent or the Required Lenders shall so notify the Company, no Revolving Loan may be converted into or continued as a Eurocurrency Revolving Loan.
          Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Revolving Borrowing to be converted or continued, (ii) whether such Revolving Borrowing is to be converted to or continued as a Eurocurrency Revolving Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Revolving Borrowing is to be converted to or continued as a Eurocurrency Revolving Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Revolving Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no notice shall have been given in accordance with this Section 2.06 to convert or continue any Revolving Borrowing, such Revolving Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.
          SECTION 2.07. Fees. (a) The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being due on September 30, 2011) and on each date on which the Commitment of such Lender shall be terminated as provided herein (and any subsequent date on which such Lender shall cease to have any Revolving Credit Exposure or L/C Exposure), a facility fee (a “Facility Fee”), at a rate per annum equal to the Applicable Percentage from time to time in effect, on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the Closing Date, or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated) or, if such Lender continues to have any Revolving Credit Exposure or L/C Exposure after its Commitment terminates, on the daily amount of such Lender’s Revolving Credit Exposure and L/C Exposure. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Facility Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein.
          (b) The Company agrees to pay the Administrative Agent, for its own account, the administrative and other fees separately agreed to by the Company and the Administrative Agent (the "Administrative Fees”).
          (c) The Company agrees to pay (i) to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s average daily L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Effective Date or ending with the later of (A) the Maturity Date or the date on which the Commitment of such Lender shall be terminated and (B) the date on which such Lender shall cease to have any L/C Exposure) at a rate equal to the Applicable Percentage from time to time, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by it the fees agreed upon by the Company and such Issuing Bank plus, in connection with the issuance, amendment or transfer of any Letter of Credit or any L/C Disbursement, such Issuing Bank’s customary documentary and processing charges (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Notwithstanding the foregoing, in the case of any Letter of Credit that will expire later than the first anniversary of the issuance, amendment, renewal or extension thereof, the L/C Participation Fee and Issuing Bank Fees shall be increased by an amount to be agreed upon prior to such issuance, amendment, renewal or extension by the applicable Borrower, the applicable Issuing Bank and the Required Lenders.
          (d) The Company agrees to pay to each Lender, through the Administrative Agent, on the earlier of the Closing Date and the date on which the Commitments terminate (if such earlier date is later than November 30, 2011), a ticking fee (the “Ticking Fee”) equal to 0.20% per annum of the daily aggregate principal amount of the Commitment of such Lender for the period commencing on and including November 30, 2011, and ending on but excluding the Closing Date.
          (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Banks and the Administrative Fees shall be paid pursuant to paragraph (b) above. Once paid, none of the Fees shall be refundable under any circumstances in the absence of demonstrable error.
          SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby agrees that the outstanding principal balance of each Revolving Loan shall be payable on the Maturity Date and that the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.09.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
          (e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurocurrency Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage from time to time in effect, and (ii) in the case of each Eurocurrency Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.
          (b) Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.
          (c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.
          (d) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate, LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.10. Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether at scheduled maturity, by notice of prepayment, by acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.09(b)) equal to the Alternate Base Rate plus 2%.
          SECTION 2.11. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent shall have determined (i) that deposits in the currency and principal amounts of the Eurocurrency Loans comprising such Borrowing are not generally available in the London market or (ii) that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give fax notice of such determination to the Borrowers and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Administrative Agent shall have advised the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by a Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent, and (y) any request by a Borrower for a Eurocurrency Revolving Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing. In the event the Required Lenders notify the Administrative Agent that the rates at which Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurocurrency Loans in Dollars during such Interest Period, the Administrative Agent shall notify the applicable Borrower of such notice and until the Required Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, any request by such Borrower for a Eurocurrency Revolving Borrowing shall be deemed a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error.
          SECTION 2.12. Termination, Reduction, Extension and Increase of Commitments. (a) The Commitments shall be automatically terminated (i) on March 31, 2012, if the Effective Date shall not have occurred by such date, and (ii) otherwise, on the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable fax notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $10,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the Aggregate Credit Exposure or (B) which would reduce any Lender’s Commitment to an amount that is less than the sum of such Lender’s Revolving Credit Exposure and L/C Exposure.
          (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The

Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each reduction or termination of the Total Commitment, the Facility Fees on the amount of the Commitments terminated accrued through the date of such termination or reduction.
          (d) The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, the Borrowers shall also make such other prepayments of their Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the Aggregate Credit Exposures shall not exceed the Total Commitment. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Company and the Borrowers under Section 4.02(a) and (b) and Section 4.03(a), giving effect to such extension and (ii) on the anniversary of the date hereof that immediately follows the date on which the Company delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

          (e) The Company may, by written notice to the Administrative Agent, executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause Commitments to be extended by the Increasing Lenders (or cause the Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice, provided, however, that (a) the aggregate amount of all new Commitments and increases in existing Commitments pursuant to this paragraph during the term of this Agreement shall in no event exceed $200,000,000, (b) each Increasing Lender, if not already a Lender hereunder, (x) shall have a Commitment, immediately after the effectiveness of such increase, of at least $25,000,000, (y) shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld) and (z) shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”) and (c) the decision of any existing Lender to become an Increasing Lender shall be in the sole discretion of such Lender, and no existing Lender shall be required to increase its Commitment hereunder. New Commitments and increases in Commitments pursuant to this Section shall become effective on the date specified in the applicable notices delivered pursuant to this Section. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Company and the Borrowers under Section 4.02(a) and (b) and Section 4.03(a), giving effect to such increase and (ii) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and without giving effect to the parenthetical in Section 4.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company. Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this paragraph, any Revolving Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01.
          SECTION 2.13. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Revolving Borrowing, in whole or in part, upon giving fax notice (or telephone notice promptly confirmed by fax) to the Administrative Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurocurrency Revolving Loans, and (ii) before

10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans; provided, however, that in the case of any Revolving Borrowing, each partial prepayment shall be in an amount which is an integral multiple of $10,000,000 and not less than $50,000,000.
          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that the Aggregate Credit Exposure will not exceed the Total Commitment after giving effect to such termination or reduction.
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any Change in Law shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Credit Party, or shall result in the imposition on any Credit Party or the London interbank market of any other condition affecting this Agreement, such Credit Party’s Commitment or any Eurocurrency Loan or Fixed Rate Loan made by such Credit Party or any Letter of Credit, and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise) by an amount deemed by such Credit Party to be material, then such additional amount or amounts as will compensate such Credit Party for such additional costs or reduction will be paid by the Borrowers to such Credit Party upon demand. Notwithstanding the foregoing, no Credit Party shall be entitled to request compensation under this paragraph, (A) with respect to any Competitive Loan made by such Credit Party if the Change in Law giving rise to such request was applicable to such Credit Party at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made or issued, or (B) with respect to any Change in Law in respect of costs imposed on such Lender or Issuing Bank under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III (x) if the applicable Change in Law and the resulting costs shall have become fully effective without the need for any further legislative or regulatory action, and such increased costs shall have been determined by such Credit Party, in each case prior to July 20, 2011, or (y) if it shall not be the general policy or practice of such Credit Party to seek compensation in similar circumstances under similar provisions in comparable credit facilities, as determined in good faith by such Credit Party.
          (b) If any Credit Party shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, such Credit Party’s Commitment or the Loans made or Letters of Credit issued by such Credit Party pursuant hereto to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy) by an amount deemed by such Credit Party to be material, then from time to time such additional amount or amounts as will compensate such Credit Party for such reduction will be paid by the Borrowers to such Credit Party.
          (c) A certificate of any Credit Party setting forth such amount or amounts as shall be necessary to compensate such Credit Party or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Credit Party the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
          (d) Failure on the part of any Credit Party to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Credit Party’s right to demand compensation with respect to such period or any other period; provided that the Borrowers shall not be required to compensate any Credit Party pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 90 days prior to the date that such Credit Party notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Credit Party regardless of any possible contention of the invalidity or inapplicability of the Change in Law which shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender or any of its Affiliates to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Company and to the Administrative Agent, such Lender may:
     (i) declare that Eurocurrency Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for a Eurocurrency Competitive Borrowing, and any request for a Eurocurrency Revolving Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan, unless such declaration shall be subsequently withdrawn; and
     (ii) require that all outstanding Eurocurrency Loans denominated in Dollars made by it be converted to ABR Loans (which ABR Loans shall, for purposes of this Section 2.15, be determined at a rate per annum by reference to the greater of clause (a) or (b) of the definition of the term “Alternate Base Rate”) and that all outstanding Eurocurrency Loans denominated in the affected Non-US Currency be promptly prepaid, in which event all such Eurocurrency Loans in Dollars shall be automatically converted to ABR Loans (at a rate per annum as so determined) as of the effective date of such notice as provided in paragraph (b) below and all such Non-US Currency Loans shall be promptly prepaid.
In the event any Lender shall exercise its rights under (i) or (ii) above with respect to Eurocurrency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.
          (b) For purposes of this Section 2.15, a notice by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt.
          SECTION 2.16. Indemnity. The Borrowers shall indemnify each Lender against any out-of-pocket loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.06, (b) any payment, prepayment or conversion, or assignment required under Section 2.21, of a Eurocurrency Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section as a result of any loss shall be delivered to such Borrower and shall be conclusive absent manifest error; provided that any expenses related to any such loss that are incurred by such Lender and reported under such certificate shall be required to be reasonably documented.

          SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.15 and 2.21, each payment of the Facility Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans). Except as required under Section 2.15, each payment or repayment of principal of any Revolving Borrowing and each refinancing or conversion of any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans comprising such Borrowing, and each payment of interest on any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Revolving Loans comprising such Borrowing. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with their respective Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than pursuant to Sections 2.14, 2.16 or 2.20), obtain payment (voluntary or involuntary) in respect of any Revolving Loans or amounts owed to it in respect of L/C Disbursements as a result of which the unpaid principal portion of its Revolving Loans and the amounts owed to it in respect of L/C Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans and amounts owed in respect of L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans and amounts owed in respect of L/C Disbursements of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in the Revolving Loans and amounts owed in respect of L/C Disbursements of each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and amounts owed in respect of L/C Disbursements then outstanding as the principal amount of its Revolving Loans and the amounts owed to it in respect of L/C Disbursements prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and amounts owed in respect of L/C Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Revolving Loan or amount owed in respect of an L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan in the amount of such participation.
          SECTION 2.19. Payments. (a) Except to the extent that any Tax is required to be withheld or deducted under applicable law or regulation, but subject to the provisions of Section 2.20, the Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement and any Fees or other amounts) hereunder without deduction, counter-claim or setoff in immediately available funds from an account in the United States not later than 12:00 noon, local time at the place of payment, on the date when due in immediately available funds to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York. Each such payment (other than principal of and interest on Non-US Currency Loans, which shall be made in the applicable Non-US Currencies) shall be made in Dollars. The Administrative Agent shall promptly distribute all payments for the accounts of the Lenders received by it to the Lenders.
          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) Notwithstanding any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, the Administrative Agent may, in its discretion, until such time as all such unsatisfied obligations of such Lender have been fully paid, (i) apply any amounts received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations to it under each such Section and/or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future obligations of such Lender under any such Section, in each case in any order as determined by the Administrative Agent in its discretion.
          SECTION 2.20. Taxes. (a) Each payment by each applicable Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the applicable Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.
          (b) Each applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Each Borrower shall indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with this Agreement (including amounts paid or payable under this Section 2.20(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such Borrower has paid additional amounts with respect to such Taxes pursuant to Section 2.20(a) of this Agreement. The indemnity under this Section 2.20(d) shall be paid within 10 days after the Credit Party delivers to the applicable Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.
          (e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.20(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes or expenses so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          (f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or the Loan Documents shall deliver to the Borrowers and the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement and at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, on or prior to the date such Lender becomes a party to this Agreement and at the time or times reasonably requested by any Borrower or the Administrative Agent, deliver such other documentation prescribed by law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, if any Borrower is a US Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable (including any applicable substitute or successor forms):
   (A) in the case of a Lender that is a US Person, IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;
   (B) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement or the Loan Documents, IRS Form W-8BEN establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
   (C) in the case of a Non-US Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
   (D) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit G (a “US Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

   (E) in the case of a Non-US Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners; or
   (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) Each Lender shall deliver to the Withholding Agent, at the time or times prescribed by law (including as prescribed as a result of any change in law or the taking effect of any law occurring after the date hereof) and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code and as prescribed by any change in law or the taking effect of any law occurring after the date hereof) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent (A) to comply with its obligations under FATCA, (B) to determine that such Lender has complied with such Lender’s obligations under FATCA and (C) to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.20(f)(iii), FATCA shall include any regulations or official interpretations thereof.
          (g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require any party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any other party or any other Person.
          (h) Each Lender shall severally indemnify the Administrative Agent and each Borrower for any Taxes incurred or asserted against the Administrative Agent or such Borrower by any Governmental Authority and any reasonable expenses arising therefrom as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent or such Borrower pursuant to Section 2.20(f). The indemnity under this Section 2.20(h) shall be paid within 10 days after the Administrative Agent or such Borrower delivers to the applicable Lender a certificate stating the amount of Taxes or expenses so paid or payable by the Administrative Agent or such Borrower. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          (i) Each party’s obligations under this Section 2.20 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.
          (j) For purposes of Sections 2.20(e), (f), (h) and (i), the term “Lender” includes any (i) Issuing Bank and (ii) assignee and Participant under Section 9.04.
          SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank claiming any additional amounts payable pursuant to Section 2.14 or Section 2.20 or exercising its rights under Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank, be otherwise disadvantageous to such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank.
          (b) In the event that any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or any Borrower shall be required to make additional payments to any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank under Section 2.20, the Company shall have the right, at its own expense, upon notice to such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank and the Administrative Agent, to require such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank to transfer and assign without recourse, representation or warranty (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Company, as the case may be, shall pay to the affected Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans and L/C Disbursements made by it hereunder and all other amounts accrued for its account or owed to it hereunder and shall cause all Letters of Credit issued by it to be canceled on such date.
          SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);
          (b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
          (c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) unless a Default or an Event of Default shall have occurred and be continuing, all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Shares, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within two Business Days following notice by the Administrative Agent cash collateralize for the benefit of the applicable Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VII for so long as such L/C Exposure is outstanding;
     (iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any L/C Participation Fees to such Defaulting Lender pursuant to Section 2.07(c) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
     (iv) if the L/C Exposure of the Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Shares; and
     (v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and L/C Participation Fees payable under Section 2.07(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to such Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
          (d) so long as such Lender is a Defaulting Lender, each Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).
          If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the applicable Borrowers or such Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
          In the event that the Administrative Agent, the Borrowers and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Share.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants to each of the Lenders as follows (it being agreed that each Borrower other than the Company makes the following representations only as to itself, but that the Company makes such representations as to all the Borrowers):
          SECTION 3.01. Organization; Powers. Each Borrower and each of the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Borrower, has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder and thereunder.
          SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party and the Borrowings hereunder (collectively, the “Transactions”) (i) have been or, upon execution and delivery thereof, will be duly authorized by all requisite corporate action and (ii) will not (A) violate (x) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of such Borrower, (y) any order of any Governmental Authority or (z) any provision of any indenture, material agreement or other instrument to which any Borrower is a party or by which it or any of its property is or may be bound, where such violation is reasonably likely to result in a Material Adverse Effect, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or other instrument, where such default is reasonably likely to result in a Material Adverse Effect or (C) result in the creation or imposition of any lien upon any property or assets of any Borrower.
          SECTION 3.03. Enforceability. This Agreement and each other Loan Document to which any Loan Party is a party constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms.
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority, other than those which have been taken, given or made, as the case may be, is or will be required with respect to any Borrower in connection with the Transactions.
          SECTION 3.05. Financial Statements and Projections. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders copies of its consolidated balance sheet and statements of income, cash flow and retained earnings as of and for the year ended December 31, 2010, and the three months ended March 31, 2011, and June 30, 2011. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Company and its subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) The Company has heretofore furnished to the Lenders its unaudited pro forma consolidated balance sheet and statements of income, cash flow and retained earnings as of and for the year ended December 31, 2010, and the three months ended March 31, 2011, and June 30, 2011, prepared giving effect to the Spin-Offs and the Transactions as if the Spin-Offs and the Transactions had occurred, with respect to each such balance sheet, on the date thereof and, with respect to such other financial statements for each period, on the first day of such period. Such unaudited pro forma consolidated financial statements (i) have been prepared by the Company in good faith, based on the assumptions used to prepare the pro forma consolidated financial statements included in the Confidential Information Memorandum (which assumptions are believed by the Company on the date hereof to be reasonable), (ii) are based on the best information available to the Company as of the date of delivery thereof after due inquiry and (iii) subject to clauses (i) and (ii) above, (A) accurately reflect all adjustments necessary to give effect to the Spin-Offs and the Transactions and (B) present fairly, in all material respects, the pro forma financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as of such date and for such period as if the Spin-Offs and the Transactions had occurred on each such date or at the beginning of each such period, as the case may be.
          (c) There has been no material adverse change in the consolidated financial condition of the Company and the Subsidiaries taken as a whole from the financial condition reported in the pro forma financial statements referred to in paragraph (b) of this Section.
          SECTION 3.06. Litigation; Compliance with Laws. (a) There are no actions, proceedings or investigations filed or (to the knowledge of any Borrower) threatened or affecting any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining any Borrower or any Subsidiary from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of any Borrower or any Subsidiary) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect or materially restrict the ability of any Borrower to comply with its obligations under the Loan Documents.
          (b) Neither any Borrower nor any Subsidiary is in violation of any law, rule or regulation (including any law, rule or regulation relating to the protection of the environment or to employee health or safety), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.
          (c) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary has received notice of any claim with respect to or is otherwise aware of any environmental liability to which it is or is reasonably likely to become subject. The Company believes that the accounting reserves maintained by it for possible asbestos-related liabilities and reflected in the financial statements referred to in Section 3.05 are adequate in all material respects based on facts and circumstances known to it on the date hereof.
          SECTION 3.07. Federal Reserve Regulations. (a) Neither any Borrower nor any Subsidiary that will receive proceeds of the Loans hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refund indebtedness originally incurred for such purpose, or for any other purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.
          SECTION 3.08. Investment Company Act. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (the “1940 Act”).
          SECTION 3.09. Use of Proceeds. All proceeds of the Loans and Letters of Credit shall be used for the purposes referred to in the recitals to this Agreement and in accordance with the provisions of Section 3.07.
          SECTION 3.10. Full Disclosure; No Material Misstatements. None of the representations or warranties made by any Borrower in connection with this Agreement as of the date such representations and warranties are made or deemed made, and neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or the credit facilities established hereby, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading; provided that, with respect to forecasts or projected financial information contained in the documents referred to above, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and as of the date hereof (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).
          SECTION 3.11. Taxes. Each Borrower and each of the Significant Subsidiaries has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside.
          SECTION 3.12. Employee Pension Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.13. OFAC. None of the Borrowers, nor any of their respective Affiliates, is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.
ARTICLE IV
CONDITIONS OF LENDING
          The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the Closing Date having occurred and the satisfaction of the following conditions:
          SECTION 4.01. All Extensions of Credit. On the date of each Borrowing and on the date of each issuance of a Letter of Credit:
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.04, as applicable, or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have been requested to issue such Letter of Credit as contemplated by Section 2.05.
          (b) The representations and warranties set forth in Article III hereof (except those contained in Sections 3.05(c) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.
          (c) At the time of and immediately after such Borrowing or issuance of a Letter of Credit no Event of Default or Default shall have occurred and be continuing.
Each Borrowing and issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing or issuance of a Letter of Credit as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
          SECTION 4.02. Effective Date. On the Effective Date:
          (a) The Administrative Agent shall have received favorable written opinions of (i) Dewey & LeBoeuf, counsel for the Company, to the effect set forth in Exhibit C-1 hereto and (ii) Burt Fealing, General Counsel and Secretary of the Company, to the effect set forth in Exhibit C-2 hereto, each dated the Effective Date and addressed to the Administrative Agent, the Lenders and the Issuing Banks and satisfactory to the Lenders, the Administrative Agent and Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.
          (b) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of its state of incorporation, and a certificate as to the existence of the Company as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary of the Company or such Subsidiary dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in respect of the Company, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certificate of existence furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer of such Loan Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.
          (c) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraph (g), the second sentence of paragraph (i) and paragraphs (j), (l), (m), (n), (o) and (p) of this Section and in paragraphs (b) and (c) of Section 4.01 (without giving effect to the parenthetical in such paragraph (b)).
          (d) The principal of and accrued and unpaid interest on any loans outstanding under the Existing Credit Agreement shall have been paid in full, all other amounts due under the Existing Credit Agreement shall have been paid in full, all letters of credit issued under the Existing Credit Agreement shall have been terminated or shall have become Existing Letters of Credit and the commitments of the lenders and issuing banks under the Existing Credit Agreement shall have been permanently terminated.
          (e) The Administrative Agent shall have received all Fees and other amounts due and payable for the accounts of the Lenders or for its own account on or prior to the Effective Date and, to the extent invoiced prior to the Effective Date, all fees, charges and disbursements of counsel that the Borrowers have agreed to pay or reimburse.
          (f) The Credit Parties shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

          (g) The Guarantee Requirement shall have been satisfied.
          (h) The Administrative Agent and the Lenders shall have received the historical and pro forma financial statements and projections referred to in Section 3.05, as well as unaudited pro forma consolidated balance sheets and related statements of income and cash flows of the Company and the subsidiaries for each fiscal quarter (if any) ended after June 30, 2011, but at least 60 days before the Effective Date, which financial statements shall not be materially inconsistent with the pro forma financial statements or projections previously provided to the Lenders.
          (i) The Administrative Agent and the Lenders shall have received true and complete copies of the Distribution Agreement and all other material agreements required to be delivered thereunder or in connection therewith. The terms of the Distribution Agreement shall be consistent in all material respects with the information set forth in the Form 10s, and no term or condition of the Distribution Agreement or any related agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Lenders, except as previously approved by the Lead Arrangers.
          (j) All conditions to the Spin-Offs set forth in the Form 10s shall have been satisfied, and the Spin-Offs and all related transactions shall have been consummated on terms consistent with applicable law and, except for changes not materially detrimental to the creditworthiness of the Company and the Subsidiaries or to the rights of the Lenders, with the information set forth in the Form 10s and the pro forma financial information and projections delivered to the Lenders.
          (k) The Administrative Agent and the Lenders shall have received copies of, and the Lead Arrangers shall have been reasonably satisfied with, (i) the solvency opinion delivered to the Board of Directors of the Company and (ii) the legal opinion and any private letter ruling delivered to or obtained by the Company as to the tax-free nature of the Spin-Offs.
          (l) After giving effect to the Spin-Offs and the Transactions, the Company and the Subsidiaries shall have outstanding no Indebtedness, committed credit facilities, guarantees or other material contingent obligations, letters of credit, preferred stock or contingent obligations other than (i) the Commitments and Letters of Credit, (b) other commitments and letters of credit in an aggregate amount not greater than $150,000,000 and (c) other Indebtedness and contingent obligations of the Company in an aggregate amount not greater than $100,000,000.
          (m) All conditions precedent to the effectiveness of the Exelis Credit Agreement and the Xylem Credit Agreement shall have been satisfied.
          (n) There shall not have occurred since December 31, 2010, any event, condition or circumstance that has had or could be reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets or financial condition of the Company and the Subsidiaries, taken as a whole.

          (o) There shall be no litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the Spin-Offs or on the business, results of operations, properties, assets or financial condition of the Company and the Subsidiaries, taken as a whole.
          (p) All requisite Governmental Authorities and material third parties shall have approved or consented to the Spin-Offs and the Transactions to the extent required, all applicable notice or appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Spin-Offs or the Transactions.
          SECTION 4.03. First Borrowing by Each Borrowing Subsidiary. On or prior to the first date on which Loans are made to or Letters of Credit are issued for the benefit of any Borrowing Subsidiary:
          (a) The Credit Parties shall have received the favorable written opinion of counsel satisfactory to the Administrative Agent, addressed to the Credit Parties and satisfactory to the Credit Parties and to Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, addressing such legal issues as the Administrative Agent or such counsel may reasonably request.
          (b) The Administrative Agent shall have received a copy of the Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary.
          (c) It shall not be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein or for any Issuing Bank to issue Letters of Credit for the account of such Subsidiary.
          (d) The Credit Parties shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other amounts payable hereunder shall be unpaid or any Letters of Credit have not been canceled or have not expired or any amounts drawn thereunder have not been reimbursed in full, unless the Required

Lenders shall otherwise consent in writing, it will, and will cause each of the Significant Subsidiaries to:
          SECTION 5.01. Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as expressly permitted under Section 6.01; provided, however, that nothing in this Section shall prevent the abandonment or termination of the existence, rights or franchises of any Significant Subsidiary or any rights or franchises of any Borrower if such abandonment or termination is in the best interests of the Borrowers and is not disadvantageous in any material respect to the Lenders.
          SECTION 5.02. Business and Properties. Comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
          SECTION 5.03. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent for distribution to each Lender:
          (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and the related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing selected by the Company and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with GAAP (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (d) below of an annual report on Form 10-K containing the foregoing);
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of income, cash flow and stockholders’ equity, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (d) below of a quarterly report on Form 10-Q containing the foregoing);

          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that, to the best of such Financial Officer’s knowledge, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07;
          (d) promptly after the same become publicly available, copies of all reports on forms 10-K, 10-Q and 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or, in the case of the Company, copies of all reports distributed to its shareholders, as the case may be; and
          (e) promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent.
Information required to be delivered to the Administrative Agent pursuant to this Section 5.03 shall be deemed to have been distributed to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability). Information required to be delivered pursuant to this Section 5.03 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
          SECTION 5.04. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Borrowers and their Significant Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses).
          SECTION 5.05. Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.
          SECTION 5.06. Litigation and Other Notices. Give the Administrative Agent prompt written notice of the following (which the Administrative Agent shall promptly provide to the Lenders):

          (a) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding which is reasonably likely to result in a Material Adverse Effect;
          (b) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and
          (c) any change in any of the Ratings.
          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times, permit any authorized representative designated by the Administrative Agent or any Lender to visit and inspect the properties of the Company and of any Significant Subsidiary and to discuss the affairs, finances and condition of the Company and any Significant Subsidiary with a Financial Officer of the Company and such other officers as the Company shall deem appropriate.
          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the recitals to this Agreement.
          SECTION 5.09. Additional Subsidiaries. If any Significant Domestic Subsidiary is formed or acquired after the Effective Date, or if any Subsidiary becomes a Significant Domestic Subsidiary after the Effective Date, the Company will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary.
          SECTION 5.10. Distribution Agreement and Related Agreements. Comply with all its obligations under the Distribution Agreement and all other agreements with Exelis Inc., Xylem Inc. or their subsidiaries entered into pursuant thereto or in connection therewith.
ARTICLE VI
NEGATIVE COVENANTS
          Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other amounts payable hereunder shall be unpaid or any Letters of Credit have not been canceled or have not expired or any amounts drawn thereunder have not been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:
          SECTION 6.01. Priority Indebtedness. Create, incur, assume or permit to exist any Priority Indebtedness other than:
          (a) Indebtedness under the Loan Documents;

          (b) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that no additional Subsidiaries will be added as obligors or guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the date hereof);
          (c) Indebtedness of any Subsidiary to the Company or any other Subsidiary, or Indebtedness of the Company to any Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;
          (d) Indebtedness (including Capital Lease Obligations and obligations under conditional sale or other title retention agreements) incurred to finance the acquisition, construction or improvement of, and secured only by, any fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
          (e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness and any Liens securing the same exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary, and any such Liens do not extend to additional assets of the Company or any Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets;
          (f) Indebtedness of any Foreign Subsidiary incurred after the date hereof, the net proceeds of which are promptly dividended to the Company or one or more Domestic Subsidiaries; provided that such Indebtedness is not secured by assets of the Company or any Domestic Subsidiary; and
          (g) other Priority Indebtedness to the extent the sum, without duplication, of (i) the aggregate amount thereof outstanding at any time and (ii) the aggregate sales price for the assets transferred in all sale and lease-back arrangements permitted under Section 6.03 and in effect at any time shall not exceed the greater of (i) $150,000,000 and (ii) 5% of Consolidated Net Tangible Assets.
          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Permitted Encumbrances;
          (b) Liens existing on the date hereof and set forth on Schedule 6.02, and extensions or renewals of any such Liens that do not extend to additional assets or increase the amount of the obligations secured thereby;
          (c) any Lien securing indebtedness of a Subsidiary to the Company or another Subsidiary or of the Company to a Subsidiary, provided that in the case of any sale or other disposition of such indebtedness by the Company or a Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another Lien not permitted by this clause (c);
          (d) Liens deemed to exist in connection with sale and lease-back transactions permitted under Section 6.03;
          (e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure only Indebtedness (including Capital Lease Obligations and obligations under conditional sale or other title retention agreements) permitted by Section 6.01(d) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not extend to any other asset of the Company or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;
          (f) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not extend to any other asset of the Company or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;
          (g) sales of accounts receivable and interests therein pursuant to Securitization Transactions constituting Priority Indebtedness permitted under Section 6.01; and
          (h) Liens securing other Priority Indebtedness to the extent such Priority Indebtedness and such Liens are permitted under Section 6.01.
          SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except (a) any such arrangement entered into with respect to a property within 180 days after the acquisition thereof and (b) other such arrangements to the extent the sum, without duplication, of (a) the aggregate sales price for the assets transferred in all such arrangements in effect at any time and (b) the aggregate amount of Priority Indebtedness permitted under Section 6.01(g) and outstanding at such time shall not exceed the greater of (i) $150,000,000 and (ii) 5% of Consolidated Net Tangible Assets.
          SECTION 6.04. Fundamental Changes. (a) In the case of the Company or any other Borrower, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result from such transaction, (a) the Company or any Borrower may merge or consolidate with any Person if (i) in the case of any such merger involving the Company, the Company is the surviving Person and (ii) in the case of any other such Merger, a Borrower is the surviving Person and (b) any Borrower other than the Company may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to, or liquidate or dissolve into, the Company.
          (b) Remain engaged primarily in businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement and businesses reasonably related thereto.
          SECTION 6.05. Restrictive Agreements. Directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that restricts (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary or to guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions on and conditions to the assignment of agreements between the Company or any Subsidiary and any Governmental Authority or amounts owed under such agreements, including those restrictions and conditions imposed by 31 USCS § 3727 and FAR Subpart 32.8 and any such assignments shall be in full compliance with 31 USCS § 3727 and FAR Subpart 32.8 or any successor law or regulation, (B) other restrictions and conditions imposed by law or by any Loan Document, (C) restrictions and conditions existing on the date hereof identified on Schedule 6.05 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), or (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (a) or (c) of the definition of “Permitted

Encumbrances” in Section 1.01 if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of any asset, provided that such restrictions and conditions apply only to the asset that is to be sold, (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary or (C) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 6.01, provided that such restrictions and conditions apply only to Foreign Subsidiaries.
          SECTION 6.06. Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 3.00 to 1.00.
          SECTION 6.07. Leverage Ratio. At any time permit the Leverage Ratio to be greater than 3.00 to 1.00.
ARTICLE VII
EVENTS OF DEFAULT
          In case of the happening of any of the following events (each an “Event of Default”):
          (a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings or issuances of Letters of Credit hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;
          (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01 or Article VI;
          (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein or in any other Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

          (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness beyond the period of grace, if any, provided in the agreement or instrument under which such Indebtedness was created, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness, or any other event shall occur or condition shall exist, beyond the period of grace, if any, provided in such agreement or instrument referred to in this clause (ii), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee on its or their behalf or the applicable counterparty to cause, an acceleration of the maturity of such Indebtedness or a termination or similar event in respect thereof;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of the property or assets of the Company or any Subsidiary with assets having gross book value in excess of $25,000,000, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or any Subsidiary with assets having gross book value in excess of $25,000,000 or (iii) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) the Company or any Subsidiary with assets having a gross book value in excess of $25,000,000 shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
          (i) one or more final judgments shall be entered by any court against the Company or any of the Subsidiaries for the payment of money in an aggregate amount in excess of $50,000,000 and such judgment or judgments shall not have been paid, covered by insurance, discharged or stayed for a period of 60 days, or a warrant of attachment or execution or similar process shall have been issued or levied against property of the Company or any of the Subsidiaries to enforce any such judgment or judgments;
          (j) any guarantee purported to be created under the Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Loan Party (other than the Company) providing such guarantee ceases to be a Subsidiary or upon the termination of the Guarantee Agreement in accordance with its terms;
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect; or
          (l) a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding, (iii) require the Borrowers to deposit with the Administrative Agent cash collateral in an amount equal to the aggregate L/C Exposures to secure the Borrowers’ reimbursement obligations under Section 2.05; and, in the case of any event with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, and the Borrowers shall deposit with the Administrative Agent cash collateral in an amount equal to the aggregate L/C Exposure to secure the Borrowers’ reimbursement obligations under Section 2.05.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          Any bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by any bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rel upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the terms of this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender with an office in the United States of America, having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.02, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or as sub-agent, as the case may be.
          Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or an Accession Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
          No Lender or Issuing Bank shall have any right individually to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders and the Issuing Bank in accordance with the terms thereof. Each Lender and each Issuing Bank will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
          Notwithstanding anything herein to the contrary, neither the Lead Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent, a Documentation Agent or a Joint Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Notices. (a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or by electronic communication, as follows:
     (i) if to any Borrower, to ITT Corporation, 1133 Westchester Avenue, White Plains, New York 10604, Attention of Thomas Scalera, Chief Financial Officer (Fax No. 914-696-2960; E-mail: thomas.scalera@itt.com), as agent for such Borrower;
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77022, Attention of Jeremy Jones (Fax No. 713-750-2878; E-mail: jeremy.m.jones@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A. at 383 Madison Avenue, New York, New York 10179, Attention of Robert Bryant (Fax No. 212-270-6539; E-mail: rob.d.bryant@jpmorgan.com) and JPMorgan Chase Bank, N.A., Loan and Agency Group (London) at 125 London Wall, Floor 9, London, EC2Y 5AJ, United Kingdom, Attention of Loan and Agency London (Fax No. +44 207 777 2360; Email: Loan_and_Agency_London@jpmorgan.com) Re: ITT Corporation; and
     (iii) if to any Issuing Bank, to it at its address (or fax number or e-mail address) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number or e-mail address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);
     (iv) if to any other Lender, to it at its address (or fax number or e-mail address) set forth in its Administrative Questionnaire.
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in this clause (a) and paragraph (b) below shall be effective as provided in such paragraph.
          (b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and issuance of Letters of Credit regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.
          SECTION 9.03. Binding Effect. This Agreement shall become effective on the Effective Date and when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.
          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) such assignment shall be subject to the prior written consent (not to be unreasonably withheld or delayed) of: (1) the Company, unless (x) the assignee is a Lender, an Affiliate of a Lender or an Approved Fund, or (y) an Event of Default has occurred and is continuing; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (2) the Administrative Agent, and (3) each Issuing Bank, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and a processing and recordation fee of $3,500, (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, (iv) the amount of the Commitment assigned (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, except in the event that the amount of the Commitment of such assigning Lender remaining after such assignment shall be zero and (v) without providing (1) prior notice to the Administrative Agent and (2) information reasonably requested by the Administrative Agent so that it may comply with information reporting requirements under the Code, no assignment shall be made to a prospective assignee that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.
          (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or the performance or observance by the Borrowers of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent of the Company to such assignment (if required under paragraph (a) above), the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

          (f) Each Lender may sell participations to one or more banks or other entities (each, a "Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such Participant), except that all claims made pursuant to such Sections shall be made through such selling Lender, (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement and (v) without providing (1) prior notice to the Administrative Agent and (2) information reasonably requested by the Administrative Agent so that it may comply with information reporting requirements under the Code, no participation shall be made to a prospective Participant that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the "Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement for the benefit of the Company whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.
          (h) The Borrowers shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.
          (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank or any central bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder in the form of Exhibit F.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrowers agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and the Joint Bookrunners named on the cover of this Agreement and their Affiliates in connection with the arrangement and syndication of the credit facility established hereby and the preparation, negotiation, execution and delivery of the Loan Documents (and all related commitment or fee letters) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof, or incurred by the Administrative Agent or any Lender in connection with the administration, enforcement or protection of their rights in connection with the Loan Documents (including all such out-of pocket expenses incurred during any workout or restructuring) or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent and each Lead Arranger and Joint Bookrunner or, in the case of enforcement or protection of their rights, the Lenders (which, in the case of preparation, negotiation, execution, delivery and administration of the Loan Documents, but not the enforcement or protection of rights thereunder, shall be limited to a single counsel for the Administrative Agent, the Lead Arrangers and the Joint Bookrunners).
          (b) The Borrowers agree to indemnify the Administrative Agent, the Lead Arrangers, the Syndication Agent and the Joint Bookrunners named on the cover page of this Agreement, the Issuing Banks, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the arrangement and syndication of the credit facility established hereby and the preparation, negotiation, execution and delivery of the Loan Documents (and all related commitment or fee letters) or consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether initiated by any third party or by any Borrower and whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the Issuing Banks or any Lender. All amounts due under this Section shall be payable on written demand therefor.
          (d) Notwithstanding any other provision, this Section 9.05 shall not apply with respect to any matters, liabilities or obligations relating to Taxes.
          SECTION 9.06. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Issuing Banks or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that no such agreement shall (i) increase the Commitment or L/C Exposure of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17, or change any other provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 9.04(h), (vi) release the Company, or substantially all the Significant Domestic Subsidiaries, from their obligations under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit their liability in respect of the guarantees under the Guarantee Agreement, without the written consent of each Lender, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
          SECTION 9.08. Entire Agreement. This Agreement and the agreements referenced in Section 2.07(b) constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          SECTION 9.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of the

Company and any Borrowing Subsidiary now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.13. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (A) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LETTER OF CREDIT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (B) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR THEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (C) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          SECTION 9.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT

OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.
          SECTION 9.15. Borrowing Subsidiaries. Within two Business Days after the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement executed by a Subsidiary and the Company, the Administrative Agent shall deliver to each Lender a notice of such request to become a Borrowing Subsidiary under this Agreement. If the designation of such Borrowing Subsidiary obligates the Administrative Agent or a Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Administrative Agent or such Lender shall deliver to the Company, (a) within five Business Days after the receipt of such a Borrowing Subsidiary Agreement in respect of a Domestic Subsidiary or (b) within 10 Business Days after the receipt of such a Borrowing Subsidiary Agreement in respect of a Foreign Subsidiary, a request to that effect, and the Company shall, promptly upon receipt of such request, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to carry out and comply with the requirements of the USA PATRIOT Act or any other applicable laws and regulations, and, unless the results of such inquiry conflict with the requirements of such laws and regulations, or if no such request by the Administrative Agent or any Lender is made within the time period set forth above, such Borrowing Subsidiary shall become a party hereto and a Borrower hereunder with the same effect as if it had been an original party to this Agreement. Notwithstanding the foregoing, no Subsidiary shall become a Borrower Subsidiary if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein or for any Issuing Bank to issue Letters of Credit for the account of such Subsidiary. Upon the execution by the Company and a Borrowing Subsidiary and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to such Borrowing Subsidiary, such Borrowing Subsidiary shall cease to be a Borrowing Subsidiary hereunder; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to obtain further Loans or Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.
          SECTION 9.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          SECTION 9.17. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with its requirements.
          SECTION 9.18. No Fiduciary Relationship. The Company, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
          SECTION 9.19. Non-Public Information. Each Lender acknowledges that all non-public information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender hereby advises the Company and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (b) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ITT CORPORATION, as Borrower,

by	/s/ Burt M. Fealing Name: Burt M. Fealing
Title: Vice President & Secretary

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

by	/s/ Robert D. Bryant Name: Robert D. Bryant
Title: Vice President

CITIBANK, N.A.,

by	/s/ Andrew Sidford Name: Andrew Sidford
Title: Vice President

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: THE BANK OF TOKYO-
MITSUBISHI UFJ, LTD.,

by	/s/ Ken Egusa Name: Ken Egusa
Title: Vice President

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: U.S. BANK N.A.,

by	/s/ Michael P. Dickman Name: Michael P. Dickman
Title: Vice President U.S. Bank, N.A.

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: BARCLAYS BANK PLC,

by	/s/ Kevin Kullen
Name: Kevin Cullen
Title: Director

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: Société Générale,

by	/s/ Yao Wang Name: Yao Wang
Title: Director

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: THE ROYAL BANK OF SCOTLAND PLC

by	/s/ L. Peter Yetman Name: L. Peter Yetman
Title: Director

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: WELLS FARGO BANK, N.A.,

by	/s/ Tom Molitor Name: Tom Molitor
Title: Director

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: BNP PARIBAS,

by	/s/ Richard Pace Name: Richard Pace
Title: Managing Director

For any Lender requiring a second signature line:

by	/s/ Melissa Balley Name: Melissa Balley
Title: Vice President

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: ING BANK N.V. DUBLIN BRANCH,

by	/s/ Emma Condon Name: Emma Condon
Title: Vice President

For any Lender requiring a second signature line:

by	/s/ Aidan Neill Name: Aidan Neill
Title: Director

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: MIZUHO CORPORATE BANK, LTD.,

by	/s/ David Lim Name: David Lim
Title: Authorized Signatory

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: THE NORTHERN TRUST COMPANY,

by	/s/ Daniel J. Boote Name: Daniel J. Boote
Title: Senior Vice President

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: UBS LOAN FINANCE LLC

by	/s/ Irja R. Otsa Name: Irja R. Otsa
Title: Associate Director

by	/s/ Mary E. Evans Name: Mary E. Evans
Title: Associate Director

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: INTESA SANPAOLO S.P.A — NEW YORK BRANCH,

by	/s/ Robert Wurster Name: Robert Wurster
Title: Senior Vice President

For any Lender requiring a second signature line:

by	/s/ Francesco Di Mario Name: Francesco Di Mario
Title: F.V.P & Head of Credit

SIGNATURE PAGE TO ITT CORPORATION
CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2011

Lender: THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND,

by	/s/ Wendy Hobson Name: Wendy Hobson
Title: Authorised Signatory

by	/s/ John Goggin Name: John Goggin
Title: Authorised Signatory

EXHIBIT A-1
[FORM OF]
COMPETITIVE BID REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below,
383 Madison Avenue
New York, NY 10179
[Date]
Attention: [          ]
Ladies and Gentlemen:
          The undersigned, ________________ (the “Borrower”), refers to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A) Date of Competitive Borrowing (which is a Business Day)

(B) Currency of Competitive Borrowing[1]

(C) Principal amount of Competitive Borrowing[2]

(D) Interest rate basis[3]

(E) Interest Period and the last day thereof[4]

[1]	Dollar or a Non-US Currency.

[2]	An integral multiple of 1,000,000 units of the applicable currency with a Dollar Equivalent of at least $10,000,000 but not greater than the Total Commitment then available.

[3]	A Eurocurrency Borrowing or a Fixed Rate Borrowing.

[4]	Shall be subject to the definition of the term “Interest Period” and end not later than the Maturity Date.

          Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.

Very truly yours,

[NAME OF BORROWER],

by
Name:
Title: [Financial Officer]

2

EXHIBIT A-2
[FORM OF]
NOTICE OF COMPETITIVE BID REQUEST
[Name of Lender]
[Address]
[Date]
Attention: [          ]
Ladies and Gentlemen:
     Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. _____________ (the “Borrower”) made a Competitive Bid Request on       , 20[ ], pursuant to Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1 Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A) Date of Competitive Borrowing

(B) Currency of Competitive Borrowing

(C) Principal amount of Competitive Borrowing

(D) Interest rate basis

(E) Interest Period and the last day thereof.

[1]	The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurocurrency Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing.

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

EXHIBIT A-3
[FORM OF]
COMPETITIVE BID
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below,
383 Madison Avenue
New York, NY 10179
[Date]
Attention: [          ]
Ladies and Gentlemen:
          The undersigned, [Name of Lender], refers to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by ___________ (the “Borrower”) on      , 20[ ], and in that connection sets forth below the terms on which such Competitive Bid is made:

(A) Principal Amount [1]

(B) Competitive Bid Rate [2]

(C) Interest Period and last day thereof

          The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.

[1]	An integral multiple of 1,000,000 units of the applicable currency and may be equal to the entire principal amount of the Competitive Borrowing requested. Multiple bids will be accepted by the Administrative Agent.

[2]	i.e., LIBO Rate + or %, in the case of Eurocurrency Competitive Loans, or %, in the case of Fixed Rate Loans.

Very truly yours,

[NAME OF LENDER],

by
Name:
Title:

2

EXHIBIT A-4
[FORM OF]
COMPETITIVE BID ACCEPT/REJECT LETTER
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below
383 Madison Avenue
New York, NY 10179
[Date]
Attention: [          ]
Ladies and Gentlemen:
          The undersigned, ______________________, refers to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated , and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount	Currency	Fixed Rate/Margin	Lender
[%]/[+/-. %]
We hereby reject the following bids:

Principal Amount	Currency	Fixed Rate/Margin	Lender
[%]/[+/-. %]
          The Competitive Loans should be deposited in JPMorgan Chase Bank, N.A. account number [          ] on [date].

Very truly yours,

[NAME OF BORROWER],

by
Name:
Title:

EXHIBIT A-5
[FORM OF]
REVOLVING BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below,
383 Madison Avenue
New York, NY 10179
[Date]
Attention: [          ]
Ladies and Gentlemen:
          The undersigned, ____________________________ (the “Borrower”), refers to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Revolving Borrowing is requested to be made:

(A) Date of Revolving Borrowing (which is a Business Day)

(B) Principal amount of Revolving Borrowing[1]

(C) Interest rate basis[2]

(D) Interest Period and the last day thereof [3]

          Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.

[1]	An integral multiple of $5,000,000 and not less than $10,000,000 (or an aggregate principal amount equal to the Total Commitment then available) but not greater than the Total Commitment then available.

[2]	Eurocurrency Revolving Loan or ABR Loan.

[3]	Shall be subject to the definition of the term “Interest Period.”

Very truly yours,

[NAME OF BORROWER],

by
Name:
Title: [Financial Officer]

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any Competitive Loans or Letters of Credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):
Assignee is an Affiliate of: [Name of Lender]

3.	Borrowers:

4.	Administrative Agent:

5.	Assigned Interest:

	Aggregate Amount		Percentage
	of	Amount of	Assigned of
	Commitment/Loans	Commitment/Loans	Commitment/
	of all Lenders	Assigned	Loans[1]
Commitment Assigned	$	$	%
Revolving Loans	$	$	%
Competitive Loans	$	$	%
Effective Date:           , 200[  ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[1]	Set forth, to at least nine decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

          The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:
Consented to:
JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

by
Name:
Title:
Consented to:
[          ], as Issuing Bank,

by
Name:
Title:
[Consented to:
ITT Corporation,
as the Company,

by
Name:
Title:][2]

[2]	No consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee.

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Annex I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Company, the Borrowing Subsidiaries, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, the Borrowing Subsidiaries, or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date under the Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.05 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any agent or any other Lender, and (v) if the Assignee is organized under the laws of a jurisdiction outside the United States, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.20 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

          3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York without regard to conflict of laws principles thereof other than Section 5-1401 and 5-1402 of the New York General Obligations Law.

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EXHIBIT C-1
[FORM OF]
OPINION OF DEWEY & LEBOEUF, COUNSEL FOR ITT CORPORATION
     Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     1 The execution, delivery and performance by each Loan Party of the Loan Documents1, and the borrowings of ITT Corporation under the Credit Agreement will not violate any provision of law, statute, rule or regulation (including without limitation, the Margin Regulations) of the United States of America or the State of New York.
     2. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or conveyance or other similar laws of general application relating to or affecting the enforcement of creditors’ rights from time to time in effect, and to general principles of equity, regardless of whether such principles are considered in any proceeding in equity or at law.

[1]	For opinion purposes, Loan Documents will be defined as those Loan Documents to be executed and delivered as of the Effective Date.

EXHIBIT C-2
[FORM OF]
OPINION OF BURT FEALING, GENERAL COUNSEL AND SECRETARY FOR ITT CORPORATION
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          1. Each Loan Party (i) is a corporation duly organized and validly existing under the laws of the [State of Indiana], (ii) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in every jurisdiction within the United States where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (iv) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and in the case of ITT Corporation, to borrow funds thereunder.
          2. The execution, delivery and performance by each Loan Party of the Loan Documents, and the borrowings of ITT Corporation under the Credit Agreement, (collectively, the “Transactions”) (i) have been duly authorized by all requisite corporate action and (ii) will not (a) violate (1) any provision of law, statute, rule or regulation of the Indiana Business Corporation Law, or of the articles of incorporation or other constitutive documents or by-laws of such Loan Party, (2) any order known to me of any governmental authority or (3) any provision of any indenture, material agreement or other material instrument to which such Loan Party is a party or by which it or its property is or may be bound, (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (c) result in the creation or imposition of any lien upon any property or assets of such Loan Party, other than pursuant to the Loan Documents.
          3. Each Loan Document has been duly executed and delivered by each Loan Party.
          4. No action, consent or approval of, registration or filing with, or any other action by, any government authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.
          5. Neither ITT Corporation nor any of its subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

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EXHIBIT D-1
[FORM OF]
BORROWING SUBSIDIARY AGREEMENT
     BORROWING SUBSIDIARY AGREEMENT dated as of [     ], [     ], among ITT CORPORATION, an Indiana corporation (the “Company”), [Name of Subsidiary], a [     ] corporation (the “Subsidiary”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the lenders (the “Lenders”) party to the Credit Agreement referred to below.
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, the Administrative Agent and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make competitive advance and revolving credit loans to, and to issue Letters of Credit for the account of, the Company and its subsidiaries that execute and deliver to the Administrative Agent a Borrowing Subsidiary Agreement in the form hereof. In consideration of being permitted to borrow, and to have Letters of Credit issued for its account, under the Credit Agreement upon the terms and subject to the conditions set forth therein, the Subsidiary agrees that from and after the date of this Borrowing Subsidiary Agreement it will be, and will be liable for the observance and performance of all the obligations of, a Borrowing Subsidiary under the Credit Agreement to the same extent as if it had been one of the original parties to the Credit Agreement and that it will furnish to the Administrative Agent and the Lenders copies of its financial statements on an annual basis.
          IN WITNESS WHEREOF, the Company and the Subsidiary have caused this Borrowing Subsidiary Agreement to be duly executed by their authorized officers as of the date first appearing above.

ITT CORPORATION,

by
Name:
Title:

[NAME OF SUBSIDIARY],

by
Name:
Title:
Accepted as of the date first appearing above:
JPMORGAN CHASE BANK N.A.,
as Administrative Agent,

by
Name:
Title:

EXHIBIT D-2
[FORM OF]
BORROWER TERMINATION AGREEMENT
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below,
383 Madison Avenue
New York, NY 10179
[     ], 20[     ]
     Re: Borrower Termination Agreement
Ladies and Gentlemen:
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the ITT Corporation, an Indiana corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          The Company hereby terminates the status of [NAME OF TERMINATED BORROWING SUBSIDIARY] (the "Terminated Borrower”) as a “Borrower” under the Credit Agreement. [The Company represents and warrants that all Loans made to the Terminated Borrower have been repaid, all Letters of Credit issued for the account of the Terminated Borrower have been drawn in full or have expired and all amounts payable by the Terminated Borrower in respect of any drawings under any Letter of Credit issued for the account of such Terminated Borrower, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement by the Terminated Borrower) have been paid in full on or prior to the date hereof.][The Company and the Terminated Borrower acknowledge that the Terminated Borrower shall continue to be a Borrower until such time as all Loans made to the Terminated Borrower have been repaid, all Letters of Credit issued for the account of the Terminated Borrower have been drawn in full or have expired and all amounts payable by the Terminated Borrower in respect of any drawings under any Letter of Credit issued for the account of such Terminated Borrower, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement by the Terminated Borrower) have been paid in full.] The execution and delivery of this Borrower Termination Agreement shall be immediately effective to terminate the right of the Terminated Borrower to request or receive further extensions of credit under the Credit Agreement.

          THIS INSTRUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ITT CORPORATION,

by
Name:
Title:

EXHIBIT E
[FORM OF]
ISSUING BANK AGREEMENT
     ISSUING BANK AGREEMENT dated as of [     ], [     ] (this “Agreement”), between ITT CORPORATION, an Indiana corporation (the “Company”) and the financial institution identified on Schedule I hereto as the Issuing Bank (the “Issuing Bank”).
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, the Administrative Agent and Citibank, N.A., as Syndication Agent. Accordingly, the parties hereto agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction set forth in Section 1.02 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.
          SECTION 2. Letter of Credit Commitment. The Issuing Bank hereby agrees to be an “Issuing Bank” under, and subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under, the Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations, if any, set forth on Schedule I hereto, in addition to the limitations set forth in the Credit Agreement.
          SECTION 3. Issuance Procedure. In order to request the issuance of a Letter of Credit hereunder, the applicable Borrower (or the Company on behalf of the applicable Borrower) shall hand deliver or fax a notice (specifying the information required by Section 2.05(b) of the Credit Agreement) to the Issuing Bank, at its address or fax number specified on Schedule I hereto (or such other address or fax number as the Issuing Bank may specify by notice to the Company), not later than the time of day (local time at such address) specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the applicable Borrower (or the Company on behalf of the applicable Borrower) to the Administrative Agent in the manner specified for Borrowing Requests under the Credit Agreement. Upon receipt of such notice, the Issuing Bank shall consult the Administrative Agent by telephone in order to determine (i) whether the conditions specified in the last sentence of Section 2.05(b) of the Credit Agreement will be satisfied in connection with the issuance of such Letter of Credit and (ii) whether the requested expiration date for such Letter of Credit complies with the proviso to Section 2.05(c) of the Credit Agreement.
          SECTION 4. Issuing Bank Fees, Interest and Payments. The Issuing Bank Fees payable to the Issuing Bank in respect of Letters of Credit issued hereunder are specified on Schedule I hereto (and such fees shall be in addition to the Issuing Bank’s customary documentary and processing charges in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder). Each payment of Issuing Bank Fees payable hereunder shall be made not later than 12:00 (noon), local time at the place of payment, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the Company).
          SECTION 5. Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in the Credit Agreement), (b) each Letter of Credit issued hereunder and each and every L/C Disbursement made under any such Letter of Credit shall constitute a “Letter of Credit” and an “L/C Disbursement”, respectively, for all purposes of the Credit Agreement and the other Loan Documents, (c) the Issuing Bank’s commitment to issue Letters of Credit hereunder and each and every Letter of Credit requested or issued hereunder shall be subject to the terms and conditions of the Credit Agreement and entitled to the benefits of the Loan Documents and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.
          SECTION 6. Assignment. The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder without the consent of the Company and prior notice to the Administrative Agent. In the event of an assignment by the Issuing Bank of all its other interests, rights and obligations under the Credit Agreement, then the Issuing Bank’s commitment to issue Letters of Credit hereunder shall terminate unless the Issuing Bank, the Company and the Administrative Agent otherwise agree.
          SECTION 7. Effectiveness. This Agreement shall not be effective until counterparts hereof executed on behalf of each of the Company and the Issuing Bank have been delivered to and accepted by the Administrative Agent.

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          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ITT CORPORATION,

by
Name:
Title:

[ISSUING BANK],

by
Name:
Title:
Accepted:
JPMORGAN CHASE BANK N.A., as
Administrative Agent,

by
Name:
Title:

SCHEDULE I to
Issuing Bank Agreement

A.	Issuing Bank:

B.	Issuing Bank’s Address and Telecopy Number for Notices:

C.	Time of Day by Which Notices Must be Received	A notice requesting the issuance of a Letter of Credit must be received by the Issuing Bank by 10:00 a.m. (New York time) not less than five Business Days prior to the proposed date of issuance.

D.	Special Terms:	The aggregate L/C Exposure in respect of Letters of Credit issued pursuant to this Agreement shall not exceed $[ ].

E.	Issuing Bank Fronting Fee:	[ ]% per annum on the average daily undrawn amount of the Letters of Credit, payable on the same dates that L/C Participation Fees are payable under the Credit Agreement.

F.	Issuing Bank’s Account for Payment of Issuing Bank Fees:

EXHIBIT F
[FORM OF]
PROMISSORY NOTE
New York, New York
[Date]
          For value received, [NAME OF BORROWER], a [     ] corporation (the “Borrower”), promises to pay to the order of [name of Lender] (the “Lender”) (i) the unpaid principal amount of each Loan made by the Lender to the Borrower under the Credit Agreement referred to below, when and as due and payable under the terms of the Credit Agreement, and (ii) interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in the currencies and to the accounts specified in the Credit Agreement, in immediately available funds.
          All Loans made by the Lender, and all repayments of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the promissory notes issued pursuant to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, the Administrative Agent and Citibank, N.A., as Syndication Agent. Reference is made to the Credit Agreement for provisions for the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

[NAME OF BORROWER],

by
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

		Amount of Principal	Unpaid	Notations
Date	Amount of Loan	Repaid	Principal Balance	Made By

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EXHIBIT G-1
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not
Partnerships For U.S. Federal Income Tax Purposes)
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.
          Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of U.S. trade or business.
          The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[  ]

EXHIBIT G-2
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.
          Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[     ]

EXHIBIT G-3
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are
Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.
     Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[     ]

EXHIBIT G-4
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are
Partnerships For U.S. Federal Income Tax Purposes)
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITT Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.
          Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[     ]

EXHIBIT H
     [FORM OF] GUARANTEE AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of October 31, 2011, among ITT CORPORATION, an Indiana corporation (the “Company”), each of the subsidiaries of the Company that is listed on Schedule I hereto or that becomes a party hereto after the date hereof (each a “Subsidiary Guarantor” and, together with the Company, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).
          Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto (such Borrowing Subsidiaries together with the Company, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          The Lenders and Issuing Banks have agreed to extend credit to the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Subsidiary Guarantors is a Subsidiary and acknowledges that it will derive substantial benefit from the extension of credit to the Borrowers pursuant to the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Lenders and Issuing Banks to extend such credit, the Guarantors are willing to execute this Agreement.
          Accordingly, the parties hereto agree as follows:
          SECTION 1. Guarantee. Each Guarantor unconditionally and irrevocably guarantees (the “Guarantee”), jointly with the other Guarantors and severally, the due and punctual payment and performance by each Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon the Guarantee notwithstanding any extension or renewal of any Obligations.
          SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of the Guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent, any other Lender or any Issuing Bank to assert

2
any claim or demand or to enforce or exercise any right or remedy against any Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, or (c) the failure of any Lender to exercise any right or remedy against any other Guarantor.
          SECTION 3. Guarantee of Payment. Each Guarantor further agrees that the Guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent, any other Lender or any Issuing Bank to any of the security, if any, held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent, any other Lender or any Issuing Bank in favor of any Borrower or any other Person.
          SECTION 4. No Discharge or Diminishment of Guarantee. Subject to Section 24, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, any other Lender or any Issuing Bank to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any law or regulation of any jurisdiction or any other event affecting any term of the Obligations, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of such Guarantor to subrogation.
          SECTION 5. Defenses of Borrowers Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense available to any Borrower, including any defense based on or arising out of any disability of any Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other circumstances that might constitute a defense of any Borrower or any Guarantor, other than final payment in full in cash of all the Obligations. The Administrative Agent, the Lenders and the Issuing Banks may, at their election, foreclose on any security held by one or more of them by one or more judicial or non judicial sales, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have

3

been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor.
          SECTION 6. Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any other Lender or any Issuing Bank has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid in cash the amount of such unpaid Obligations, subject to Section 24.
          SECTION 7. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 9), the Company and each other Borrower agrees that in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of any Borrower, the Company and such Borrower, shall indemnify such Guarantor for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.
          SECTION 8. Contribution and Subrogation. Each Subsidiary Guarantor (a "Contributing Guarantor”) agrees (subject to Section 9) that, in the event a payment shall be made by any other Subsidiary Guarantor under this Agreement, and such other Subsidiary Guarantor (the "Claiming Guarantor”) shall not have been fully indemnified as provided in Section 7, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment for which the Claiming Guarantor shall not have been so indemnified, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 22, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 22, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8 shall be subrogated to the rights of such Claiming Guarantor under Section 7 to the extent of such payment.
          SECTION 9. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 7 and 8 and all other rights of indemnity, reimbursement, contribution or subrogation under applicable law or otherwise shall be fully subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. If any amount shall be paid contrary to the provisions of this Section to any Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Lenders and the Issuing Banks and shall forthwith be

4

paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 6, 7 or 8 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
          SECTION 10. Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, the Lenders or the Issuing Banks will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
          SECTION 11. Termination. This Agreement, including the Guarantees, (a) shall terminate when the Obligations have been fully, finally and indefeasibly paid in cash, no Letters of Credit are outstanding and the Lenders and Issuing Banks have no further commitment to extend credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender, any Issuing Bank or any Guarantor upon the bankruptcy or reorganization of any Company, any Guarantor or otherwise.
          SECTION 12. Representations and Warranties. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.
          SECTION 13. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor, when a counterpart hereof (or a Supplement referred to in Section 22) executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof (or a Supplement referred to in Section 22) shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent, the other Lenders and the Issuing Banks, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the

5

approval of any Borrower or any other Guarantor and without affecting the obligations of any Borrower or any other Guarantor hereunder.
          SECTION 14. Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Lenders and the Issuing Banks under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Guarantor in any case shall entitle such Borrower or such Guarantor to any other or further notice or demand in similar or other circumstances.
          (a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Company, the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
          SECTION 15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 16. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Company.
          SECTION 17. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Lenders, the Issuing Banks and each Guarantor, shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit regardless of any investigation made by such Lenders or Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not been terminated.
          (b) In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or

6

unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 18. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 13. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging, if arrangements for doing so have been approved by the Administrative Agent, shall be as effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 19. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.
          SECTION 20. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State Court or Federal Court of the United States sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any other Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
          (b) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 16. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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          SECTION 21. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.
          SECTION 22. Additional Guarantors. Upon execution and delivery after the date hereof by the Administrative Agent and any Subsidiary of an instrument in the form of Annex I hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Borrower or any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.
          SECTION 23. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Guarantor and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 23 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.
          SECTION 24. Limitation on Amount of Obligations. Notwithstanding anything in this Agreement to the contrary, the amount of the Obligations guaranteed by any Subsidiary Guarantor under this Agreement shall be limited to the maximum aggregate amount of such Obligations that would not render the guarantee of such Subsidiary Guarantor hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable provisions of applicable state law (the determination of such maximum amount to take

8

into account, to the greatest extent permitted under Section 548 or such other applicable law, the rights of such Subsidiary Guarantor to indemnity and contribution under Sections 7 and 8 hereof).

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ITT CORPORATION,

by
Name:
Title:

CLEVELAND MOTION CONTROLS INC.,

by
Name:
Title:

GOULDS PUMPS, INCORPORATED,

by
Name:
Title:

ITT CANNON LLC,

by
Name:
Title:

ITT ENGINEERED VALVES, LLC,

by
Name:
Title:
[Signature Page to Guarantee and Contribution Agreement]

ITT ENIDINE INC.,

by
Name:
Title:

KONI NA LLC,

by
Name:
Title:

NEW ITT AEROSPACE CONTROLS LLC,

by
Name:
Title:
[Signature Page to Guarantee and Contribution Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:
[Signature Page to Guarantee and Contribution Agreement]

Schedule I to the
Guarantee and Contribution Agreement
GUARANTORS
1.	Goulds Pumps, Incorporated

2.	ITT Cannon LLC

3.	New ITT Aerospace Controls LLC

4.	ITT Engineered Valves, LLC

5.	ITT Enidine Inc.

6.	Koni NA LLC

7.	Cleveland Motion Controls Inc.

Schedule I to the
Guarantee and Contribution Agreement
     SUPPLEMENT No. [ ] (this “Supplement”) dated as of [ ], to the Guarantee and Contribution Agreement dated as of October 31, 2011, among ITT CORPORATION, an Indiana corporation (the “Company”), each of the subsidiaries of the Company that is listed on Schedule I thereto or that became a party thereto after the date thereof (each a “Subsidiary Guarantor” and, together with the Company, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).
          A. Reference is made to the Four-Year Competitive Advance and Revolving Credit Facility Agreement dated as of October 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto (together with the Company, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement referred to therein.
          C. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans. Section 22 of the Guarantee Agreement provides that additional Subsidiaries may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Guarantee Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.
          Accordingly, the Administrative Agent and the New Guarantor agree as follows:
          SECTION 1. In accordance with Section 22 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Subsidiary Guarantor and a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder and under the Credit Agreement are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

2

          SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.
          SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.
          SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 16 of the Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it in care of the Company.
          SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

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          IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Guarantor],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE 1.01
Existing Letters of Credit
None.

SCHEDULE 2.01
Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$51,250,000
Citibank, N.A.	$51,250,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$51,250,000
U.S. Bank National Association	$51,250,000
Barclays Bank PLC	$35,000,000
Société Générale	$35,000,000
The Royal Bank of Scotland plc	$35,000,000
Wells Fargo Bank, N.A.	$35,000,000
BNP Paribas	$25,000,000
ING Bank N.V. Dublin Branch	$25,000,000
Mizuho Corporate Bank (USA)	$25,000,000
The Northern Trust Company	$25,000,000
UBS Loan Finance LLC	$25,000,000
Intesa Sanpaolo, S.p.a.	$15,000,000
The Governor and Company of the Bank of Ireland	$15,000,000

Total	$500,000,000

SCHEDULE 6.01
Existing Indebtedness

Borrower	Lender	Balance
ITT Enidine Inc	Industrial Revenue Bonds with South Carolina Jobs-Economic Development Authority	$2,265,000.00
ITT Enidine Inc	Industrial Revenue Bonds with Massachusetts Development Finance Agency	$2,090,000.00

SCHEDULE 6.02
Existing Liens
Liens on plant, property and equipment associated with the Industrial Revenue bonds referenced in schedule 6.01.

SCHEDULE 6.05
Existing Restrictive Agreements
None.